EXHIBIT 99.1

Force Protection Acquires New Vehicle Production Facility

Publisher: Force Protection, Inc.
Date: 07/12/2007

Ladson, SC - Force Protection, Inc. (NASDAQ:FRPT) today announced it has purchased a new 430,000 square foot facility in Roxboro, NC. Force Protection plans to use the Person County facility for additional capacity for current and future products including its new Cheetah vehicle line. The company’s ownership is effective today.

Force Protection is a leader in producing the world’s most advanced mine protected vehicles that have become the gold standard for troop safety against the threat of improvised explosive devices (IEDs), land mines, and roadside bombs.

“This is an exciting development for Force Protection,” said COO Raymond Pollard. “This will be a strategically important facility for the company, as it will enable us to continue to ramp up MRAP vehicle deliveries on the Cougar and Buffalo lines while simultaneously producing the next generation Cheetah vehicle series. At this new facility, we will initially have the capacity to produce approximately 2,000 vehicles in 2008.”

“Force Protection is excited about establishing this significant new manufacturing capability in North Carolina,” said Executive Vice President Dan Busher. “North Carolina and Person County understand the urgency of delivering more of our life saving products to our armed forces and have worked with us to identify the right set of facilities and resources to accomplish that mission. The broad based community involvement in understanding our needs and proposing solutions has really been outstanding.”

Force Protection’s Cheetah vehicle was recently featured in a Fox News Channel special report, and will join the Cougar and Buffalo vehicles that have an unmatched record for troop safety in Iraq and Afghanistan since 2003.

Force Protection is a leading ballistics research and manufacturing enterprise, specializing in the development and production of highly reinforced armored personnel carriers that are designed to save soldiers’ lives by shielding them from the deadly effects of roadside bombs, or IEDs, which have become a leading killer of U.S. troops in Iraq. The trucks’ unique, V-shaped hull is designed to deflect the force of IED blasts away from the vehicle, keeping soldiers inside safe and alive, and have become the proven response to an emerging global threat to U.S. troops. Its leading models include the 23 ton “Buffalo”, a uniquely-designed mine clearance vehicle with a reinforced mechanical arm, and the family of “Cougar” vehicles, both of whose mine and ballistic protection capabilities are among the most advanced in the world. The vehicles are manufactured outside Charleston, S.C. Visit the company’s website at www.forceprotection.net.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The company cautions that these forward looking statements are further qualified by factors including, but not limited to, those set forth in the company’s Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov) and the company’s public statements. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.